FOR FURTHER INFORMATION:

AT FIRST MERCURY FINANCIAL:	AT FINANCIAL RELATIONS BOARD:
Bill Kindorf	Leslie Loyet
VP – Corporate Development	Vice President
(248) 358-4010	(312) 640-6672
bkindorf@firstmercury.com	lloyet@frbir.com

FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 22, 2007

FIRST MERCURY FINANCIAL CORPORATION ANNOUNCES
FOURTH QUARTER AND YEAR END 2006 FINANCIAL RESULTS

SOUTHFIELD, MI – February 22, 2007 – First Mercury Financial Corporation (NYSE: FMR) (“First Mercury” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2006.

Highlights for the fourth quarter 2006 versus fourth quarter 2005 include:

•	Pro forma net income increased 39.9% to $8.7 million

•	Pro forma diluted net income per share of $0.48 per share

•	Combined ratio of 61.7% compared to 70.5% in 2005

•	Initial public offering (“IPO”) generated net proceeds of approximately $174.0 million and increased stockholders’ equity to $172.7 million compared to $83.5 million at September 30, 2006

•	Completion of a $25.0 million Trust Preferred Securities offering

Highlights for the year ended December 31, 2006 versus the year ended December 31, 2005 include:

•	Pro forma net income increased 26.2% to $31.4 million

•	Pro forma diluted net income per share of $2.27 per share

•	Combined ratio of 67.7% compared to 70.7% in 2005

•	Premiums produced increased 22.1% to $230.1 million

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“We are pleased with our record pro forma net income for the quarter and full year’’ said Richard H. Smith, chairman and chief executive officer. “Additionally, now that we have completed our IPO and Trust Preferred Securities offering, we believe that we have adequate capital in our insurance subsidiaries to focus on a number of attractive business development opportunities.”

For the three months ended December 31, 2006, premiums produced were $57.6 million, a 9.2 percent increase from premiums produced during the same period in 2005. For the year ended December 31, 2006, premiums produced were $230.1 million, a 22.1 percent increase over premiums produced during the same period in 2005. Premiums produced consists of all of the premiums billed by CoverX®, First Mercury’s licensed wholesale insurance broker, which produces and underwrites all of the Company’s business.

First Mercury’s combined ratio for the three months ended December 31, 2006 was 61.7 percent compared with 70.5 percent for the same period in 2005. The Company’s combined ratio was 67.7 percent for the year ended December 31, 2006 compared with 70.7 percent for the same period in 2005.

Net investment income earned during the three months ended December 31, 2006 was $3.0 million, up 70.3 percent from the same period of 2005. Net investment income earned for the year ended December 31, 2006 was $9.7 million, a 43.9 percent increase over the same period in 2005.

Pro forma net income for the fourth quarter 2006 was $8.7 million compared to $6.2 million for the same period of 2005, an increase of 39.9 percent from the fourth quarter of 2005. Pro forma net income for the twelve months ended December 31, 2006 was $31.4 million compared to $24.9 million, an increase of 26.2 percent from the same period in 2005. Pro forma net income represents net income excluding the impact of interest expense, amortization of debt issuance costs, write-off of remaining debt issuance costs in the fourth quarter of 2006, and prepayment penalty in the fourth quarter of 2006, all net of tax, on senior notes which were issued in August 2005 and repaid in October 2006 with proceeds from First Mercury’s IPO, which we refer to as senior notes expenses.

Due to the senior notes expenses described above, net income for the fourth quarter 2006 decreased 27.3 percent to $3.6 million compared to $5.0 million for the same period in 2005. Net income for the year ended December 31, 2006 decreased 4.2 percent to $21.9 million compared to $22.8 million for the same period in 2005.

Smith concluded, “Considering the positive momentum we have in our underwriting operations and in our non-risk bearing business following our IPO, we reiterate our guidance for anticipated annual revenue growth in excess of 20 percent for 2007 and we expect to deliver a return on average stockholders’ equity for 2007 in excess of 20 percent.”

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Pro Forma Net Income and Net Income per Share Reconciliation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006 (1)	2005 (2)	2006 (1)	2005 (2)(3)(5)
	(Dollars in thousands, except per share data)
Net income:
Net income	$3,598	$4,950	$21,869	$22,835
Senior notes expenses, net of taxes	5,073	1,250	9,558	2,073

Pro Forma net income	$8,671	$6,200	$31,427	$24,908

Net Income Per Share:
Diluted Net Income Per Common Share	$0.20	$0.41	$1.58
Senior notes expenses, net of taxes	0.28	0.10	0.69

Pro Forma Diluted Net Income Per Common Share	$0.48	$0.51	$2.27

Conference Call Details

The company will host a conference call today at 11:00 a.m. Eastern Time to discuss fourth quarter and year end results. The call can be accessed live by dialing 877-704-5379 or by visiting First Mercury Financial Corporation’s website at www.firstmercury.com

Investors may access a replay by dialing 888-203-1112, passcode 7427336, which will be available through March 1, 2007. The webcast replay will also be archived in the “Investor Relations” section of the company’s website.

About First Mercury Financial Corporation
First Mercury Financial Corporation markets and underwrites specialty commercial insurance products, focusing on niche and underserved segments where the company has underwriting expertise and other competitive advantages.  During the company’s 33 years of underwriting risks, First Mercury has established CoverX® as a recognized brand among insurance agents and brokers. As primarily an excess and surplus (E&S) lines underwriter, First Mercury has developed the underwriting expertise and cost-efficient infrastructure which has enabled it to effectively underwrite such risks.

Safe Harbor Statement
This release contains forward-looking statements that relate to future periods and includes statements regarding our anticipated performance. Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties

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and other important factors include, among others: our ability to maintain or the lowering or loss of one of our financial or claims-paying ratings; our actual incurred losses exceeding our loss and loss adjustment expense reserves; the failure of reinsurers to meet their obligations; our inability to obtain reinsurance coverage at reasonable prices; the failure of any loss limitations or exclusions or changes in claims or coverage; our lack of long-term operating history in certain specialty classes of insurance; our ability to acquire and retain additional underwriting expertise and capacity; the concentration of our insurance business in relatively few specialty classes; competition risk; fluctuations and uncertainty within the excess and surplus lines insurance industry; the extensive regulations to which our business is subject and our failure to comply with these regulations; our ability to maintain our risk-based capital at levels required by regulatory authorities; our inability to realize our investment objectives; and the risks identified in our filings with the Securities and Exchange Commission, including our Registration Statement on Form S-1. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ.

For more information on the company, please visit the company’s website at
www.firstmercury.com

Financial Tables Follow...

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CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended December 31,
	2006	2005
	(Dollars in thousands, except per share data)
Operating Revenue
Net earned premiums	$26,766	$27,489
Commissions and fees	4,213	9,260
Net investment income	2,996	1,758
Net realized gains on investments	532	262

Total Operating Revenues	34,507	38,769

Operating Expenses
Losses and loss adjustment expenses, net	13,022	20,485
Amortization of deferred acquisition expenses	3,720	5,271
Underwriting, agency and other expenses	3,586	2,307
Amortization of intangible assets	395	291

Total Operating Expenses	20,723	28,354

Operating Income	13,784	10,415
Interest Expense	8,380	2,613
Change in Fair Value of Derivative Instruments	11	(147)

Income Before Income Taxes	5,393	7,949
Income Taxes	1,795	3,000

Net Income	$3,598	$4,949

Net Income Per Share: (4)
Basic	$0.23	$0.98

Diluted	$0.20	$0.41

Weighted Average Shares Outstanding: (4)
Basic	14,923,960	4,148,291

Diluted	18,240,014	12,112,277

GAAP Underwriting Ratios:
Loss ratio	48.7%	74.5%
Expense ratio	13.0%	(4.0%)
Combined ratio	61.7%	70.5%

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	Successor	Successor	Predecessor	Combined
	For the Year	For the Period	For the Period	For the Year
	Ended	August 17 to	January 1 to	Ended
	December 31,	December 31,	August 16,	December 31,
	2006	2005	2005	2005 (3)
	(Dollars in thousands, except per share data)
Operating Revenue
Net earned premiums	$110,570	$40,147	$57,575	$97,722
Commissions and fees	16,692	12,427	13,650	26,077
Net investment income	9,713	2,630	4,118	6,748
Net realized gains (losses) on investments	517	278	(58)	220

Total Operating Revenues	137,492	55,482	75,285	130,767

Operating Expenses
Losses and loss adjustment expenses, net	56,208	27,022	28,072	55,094
Amortization of deferred acquisition expenses	16,358	7,954	12,676	20,630
Underwriting, agency and other expenses	13,458	5,713	7,758	13,471
Amortization of intangible assets	1,270	434	732	1,166

Total Operating Expenses	87,294	41,123	49,238	90,361

Operating Income	50,198	14,359	26,047	40,406
Interest Expense	16,615	3,981	1,518	5,499
Change in Fair Value of Derivative Instruments	(40)	(335)	(230)	(565)

Income Before Income Taxes	33,623	10,713	24,759	35,472
Income Taxes	11,754	4,001	8,636	12,637

Net Income	$21,869	$6,712	$16,123	$22,835

Net Income Per Share: (4) (5)
Basic	$2.74	$1.30	$1.12

Diluted	$1.58	$0.56	$0.80

Weighted Average Shares Outstanding: (4) (5)
Basic	6,907,905	4,146,045	12,536,224

Diluted	13,831,649	12,044,004	20,093,596

GAAP Underwriting Ratios:
Loss ratio	50.8%	67.3%	48.8%	56.4%
Expense ratio	16.9%	8.7%	18.3%	14.3%
Combined ratio	67.7%	76.0%	67.1%	70.7%

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CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005 (6)
	(Dollars in thousands, except per share data)
ASSETS
Investments
Debt securities	$260,323	$182,680
Equity securities and other	3,184	3,333
Short-term	34,334	25,012

Total Investments	297,841	211,025
Cash and cash equivalents	14,335	8,400
Premiums and reinsurance balances receivable	46,090	17,574
Accrued investment income	2,931	2,094
Accrued profit sharing commissions	7,735	9,607
Reinsurance recoverable on paid and unpaid losses	69,437	22,483
Prepaid reinsurance premiums	10,377	36,880
Deferred acquisition costs	18,452	9,700
Deferred federal income taxes	—	5,271
Debt issuance costs, net of amortization	—	4,536
Intangible assets, net of accumulated amortization	37,878	30,645
Receivable — stockholders and related entity	62	2,249
Other assets	7,795	5,133

Total Assets	$512,933	$365,597

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$191,013	$113,864
Unearned premium reserves	91,803	84,476
Senior notes	—	65,000
Long-term debt	46,394	20,620
Shareholder rights payable	—	5,049
Deferred federal income taxes	1,642	—
Premiums payable to insurance companies	728	3,175
Reinsurance payable on paid losses	2,877	5,425
Accounts payable, accrued expenses, and other liabilities	5,738	3,661

Total Liabilities	340,195	301,270

Stockholders’ Equity (4)
Convertible preferred stock, Series A voting, $0.01 par value; authorized 10,000,000 shares; issued and outstanding 0 and 400 shares	—	—
Common stock, $0.01 par value; authorized 100,000,000 shares; issued and outstanding 17,330,831 and 4,178,454 shares	174	42
Paid-in-capital	153,600	58,857
Accumulated other comprehensive loss	(761)	(1,284)
Retained earnings	20,323	6,712
Treasury stock	(598)	—

Total Stockholders’ Equity	172,738	64,327

Total Liabilities and Stockholders’ Equity	$512,933	$365,597

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FOOTNOTES

(1)
Pro Forma net income for the three and twelve months ended December 31, 2006 represents net income excluding the impact of interest expense, amortization of debt issuance costs, write-off of remaining debt issuance costs, and prepayment penalty, all net of tax, on senior notes which were issued in August 2005 and repaid in October 2006.

(2)
Pro Forma net income for the three and twelve months ended December 31, 2005 represents net income excluding the impact of interest expense and amortization of debt issuance costs, both net of tax, on senior notes which were issued in August 2005 and repaid in October 2006.

(3)
The Combined amounts for the twelve months ended December 31, 2005 represent the mathematical addition of the historical results for (i) the predecessor period from January 1, 2005 through August 16, 2005, and (ii) the successor period from August 17, 2005 through December 31, 2005. This approach is not consistent with generally accepted accounting principles and yields results that are not comparable on a period-to-period basis. However, we believe it is the most meaningful way to discuss our operating results for 2005 when comparing them to our operating results for 2006.

(4)	Reflects 925 to 1 stock split that occurred on October 16, 2006 for all periods presented.

(5)	Net income per share and shares outstanding are not provided for the Combined twelve months ended December 31, 2005 due to the Company’s purchase and exchange of shares on August 17, 2005.

(6)
First Mercury Holdings, Inc. was merged into First Mercury Financial Corporation on October 16, 2006. Reflects amounts applicable to First Mercury Holdings, Inc. and Consolidated Subsidiaries at December 31, 2005.

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